CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
  We consent to the reference to our firm under the caption "Independent Registered Public Accounting Firm" and to the use of our report dated May 11, 2005, in the Registration Statement and related Prospectus of the Equity Opportunity Trust Special Situations Series Ten.
  /s/ ERNST & YOUNG LLP
  New York, New York
  May 23, 2005